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                                                                     Exhibit 5.1


                               November 27, 1996



State Street Boston Corporation
225 Franklin Street
Boston, Massachusetts  02110

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 923,072 shares of Common Stock, $1.00 par value (the "Shares"), and 923,072 preferred share purchase rights attached thereto (the "Rights") of State Street Boston Corporation, a Massachusetts corporation (the "Company"). The Shares and the Rights are to be sold by William M. Mayhall, James V. Mayhall, Gerald E. Finsen, Jr., Michael R. Bruce, S. Scott Marsh III, Edison Venture Fund II, L.P. and Edison Venture Fund II - PA, L.P. (collectively, the "Selling Stockholders") pursuant to the related prospectus contained in the Registration Statement.

     We have acted as counsel for the Company in connection with the issue and sale of the Shares and the Rights by the Company to the Selling Stockholders, and the sale of the Shares and the Rights by the Selling Stockholders. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts.

     Based upon the foregoing, we are of the opinion that, (i) the Shares being sold by the Selling Stockholders have been duly authorized, validly issued and are fully paid and nonassessable and (ii) the Rights being sold by the Selling Stockholders have been duly authorized and validly issued.
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State Street Boston Corporation                                November 27, 1996


     We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of the Common Stock."

     This opinion is to be used only in connection with the offer and sale of the Shares and the Rights while the Registration Statement is in effect.

                               Very truly yours,

                               /s/ Ropes & Gray
                               Ropes & Gray